UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2019

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2019, Virgin Media Secured Finance PLC (the “Issuer”) (an indirect wholly-owned subsidiary of the Registrant) entered into a purchase agreement (the “Purchase Agreement”) with, among others, Citigroup Global Markets Inc., as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Issuer agreed to sell, subject to the terms and conditions set forth therein, $600.0 million aggregate principal amount of its 5.50% senior secured notes due 2029 (the “Additional Notes”), at 101.750%, to the Initial Purchasers, in a private offering in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Additional Notes will mature on May 15, 2029. Interest on the Additional Notes will be payable semi-annually in arrears on each May 15 and November 15, beginning on November 15, 2019.

On July 5, 2019 (the “Issue Date”), subject to the terms and conditions of the Purchase Agreement, the Additional Notes will be issued to the Initial Purchasers pursuant to an indenture (the “Indenture”), dated May 16, 2019, between the Issuer and BNY Mellon Corporate Trustee Services Limited as trustee, which was filed with the United States Securities and Exchange Commission on Form 8-K/A on May 17, 2019.

The Issuer is a finance subsidiary of Virgin Media Investment Holdings Limited (“VMIH”) with no significant assets of its own other than its intercompany loans to VMIH or any other parent entity.

The following description of the Additional Notes and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Indenture.

Use of proceeds

The net proceeds from the issuance of the Additional Notes will be used to redeem in full (i) the 5.50% sterling-denominated senior secured notes due 2021 issued by the Issuer and (ii) the 5.25% dollar-denominated senior secured notes due 2021 issued by the Issuer.

Optional redemption

Subject to the below, the Additional Notes are non-callable until May 15, 2024.

At any time prior to May 15, 2024, the Issuer may redeem some or all of the Additional Notes, at a price equal to 100% of the principal amount of the Additional Notes, redeemed plus accrued and unpaid interest, if any, to (but excluding) the redemption date plus a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the redemption date using the discount rate (as specified in the Indenture) as of the redemption date plus 50 basis points.

At any time prior to May 15, 2024, the Issuer may redeem during each twelve-month period commencing with the Issue Date up to 10% of the original aggregate principal amount of the Additional Notes, at a redemption price equal to 103% of the principal amount of the Additional Notes redeemed, plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the redemption date.

On or after May 15, 2024, the Issuer may redeem all, or from time to time a part, of the Additional Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on May 15 of the years set forth below:

Redemption Price
Year	Additional Notes
2024	102.7500%
2025	101.3750%
2026	100.6875%
2027 and thereafter	100.0000%

At any time prior to May 15, 2024, the Issuer may redeem up to 40% of the Additional Notes with the net proceeds of one or more specified equity offerings at a redemption price of 105.500% of the principal amount of the Additional Notes redeemed, plus accrued and unpaid interest and additional amounts, if any, to (but excluding) the date of redemption.

Change of control

In the event of certain events defined as constituting a change of control, the Issuer may be required to make an offer to purchase the Additional Notes.

Ranking, guarantee and security

The Additional Notes will be senior obligations of the Issuer. The Additional Notes will rank equally in right of payment with all existing and future indebtedness of the Issuer that is not subordinated in right of payment to the Additional Notes and will be senior in right of payment to all existing and future indebtedness of the Issuer that is subordinated in right of payment to the Additional Notes.

The Additional Notes will be guaranteed on a senior basis by Virgin Media Inc. and certain of its subsidiaries and will be secured by liens on substantially all of the assets of VMIH, the Issuer and certain of the guarantors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name

4.1
Indenture dated May 16, 2019, among Virgin Media Secured Finance PLC, as Issuer, BNY Mellon Corporate Trustee Services Limited as Trustee, The Bank of New York Mellon, London Branch, as Principal Paying Agent and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Registrar and Transfer Agent, (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 17, 2019 (File No. 001-35961)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: July 1, 2019